Exhibit 99.1

Omeros Corporation Reports First Quarter 2026 Financial Results

– Conference Call Today at 4:30 p.m. ET

SEATTLE, WA – May 13, 2026 – Omeros Corporation (Nasdaq: OMER) today announced recent highlights and developments as well as financial results for the first quarter ended March 31, 2026, which include:

First Quarter and Recent Highlights

●     In January 2026, we launched YARTEMLEA® in the U.S. market. During the quarter, gross product sales were $11.1 million and associated net sales, after deduction of wholesaler distribution fees and chargebacks, were $9.9 million.

●     Net income for the first quarter of 2026 was $56.1 million, or $0.78 per share, compared to a net loss of $33.5 million, or $0.58 per share, for the first quarter of 2025.

●     First quarter results include a $73.1 million non-cash gain associated with the mark-to-market adjustment on the embedded derivatives related to our 2029 unsecured convertible notes (the “2029 Notes”). Excluding the non-cash change in our embedded derivatives, non-GAAP adjusted net loss for the three months ended March 31, 2026 was $17.1 million, or $0.24 per share.

●     At March 31, 2026, we had $135.3 million of cash and short-term investments. This balance includes the February 2026 repayment at maturity of the remaining $17.1 million aggregate principal amount of our 2026 unsecured convertible notes (the “2026 Notes”). Following that repayment, our only remaining debt outstanding is $70.8 million aggregate principal amount of our 2029 Notes, which mature in June 2029.

●     In April, the U.S. Centers for Medicare & Medicaid Services (“CMS”) assigned a permanent Healthcare Common Procedure Coding System J-code specific for YARTEMLEA. This simplifies billing and reimbursement across payors. The J-code becomes effective on July 1, 2026. Also in April, CMS, in its Inpatient Prospective Payment System proposed rule, recommended approval of the New Technology Add-On Payment (“NTAP”) for YARTEMLEA. NTAP provides additional payments to hospitals for certain high-cost, innovative technologies, helping bridge the gap until standard payment systems incorporate them. The final rule is expected in August, with NTAP expected to be effective October 1, 2026.

“The launch of YARTEMLEA has changed the trajectory of Omeros, both operationally and financially,” said Gregory A. Demopulos, M.D., Omeros’ Chairman and Chief Executive Officer. “We are seeing strong early adoption across transplant centers, expanding formulary access, favorable reimbursement support, and growing physician experience with the first and only approved treatment for TA-TMA. At the same time, our Novo Nordisk transaction has strengthened our balance sheet and accelerated advancement of our pipeline, including next-generation MASP-2 programs, OncotoX-AML, OMS527 for cocaine use disorder under NIDA funding, and our T-CAT platform targeting multidrug-resistant pathogens. The progress achieved this quarter further demonstrates the strength of our science and the value we are creating across Omeros.”

Recent Developments

●     YARTEMLEA and our other MASP-2 inhibitor programs

 o       A marketing authorization application (“MAA”) for YARTEMLEA for the treatment of TA-TMA is currently under review by the European Medicines Agency (“EMA”) with a decision expected in mid-2026. If approved, the MAA authorizes the product to be marketed in all EU member states and European Economic Area countries.

 o       We are assessing opportunities for YARTEMLEA across indications involving lectin pathway activation, including acute respiratory distress syndrome (ARDS), sickle cell disease, acute kidney injury, solid organ transplant-related TMA, and delayed graft function.

 o       In parallel, we are finalizing selection of an indication for a Phase 2 clinical program for OMS1029, our long-acting antibody targeting MASP-2. In our MASP-2 small-molecule inhibitor program, we have selected a drug development candidate and are advancing to IND-enabling studies.

●     OMS527 for the treatment of addiction — cocaine use disorder program funded by the National Institute on Drug Abuse (“NIDA”)

 o       We are developing, at NIDA’s request, our lead orally administered phosphodiesterase 7 (“PDE7”) inhibitor for the treatment of cocaine use disorder. Preclinical studies, designed with NIDA toxicologists, were completed and showed no drug-interaction or safety issues, supporting the scheduled in-patient human study of OMS527 in cocaine users.

 o       Following FDA’s request for additional nonclinical information and a subsequent meeting with FDA to discuss that request, we are working with FDA to streamline the path to initiate the in-patient clinical trial, targeted for initiation by year-end 2026.

●     Oncology platform — OncotoX-AML

 o       We continue to progress preclinical studies within our novel oncology program. The lead indication for development is acute myeloid leukemia (“AML”), an aggressive and highly fatal bone marrow and blood cancer. We have completed selection of a drug development candidate in the OncotoX-AML program, and IND-enabling studies are underway.

 o       OncotoX-AML shows broad application across AML regardless of genetic mutation, including TP53, NPM1, KMT2A, and FLT3, collectively found in approximately 90% of AML patients. In human tumor-bearing animal and in vitro human AML cell-line studies, our AML therapeutic candidate has demonstrated superior efficacy to current AML standard of care treatments.

 o        In February 2026, we announced the successful completion of our initial study in nonhuman primates evaluating the efficacy and safety of OncotoX-AML. Administration of only one course of OncotoX-AML treatment to immunocompetent primates demonstrated the desired pharmacologic response, selectively reducing myeloid progenitor cells, which can mutate and lead to AML, by up to 99%. OncotoX-AML was well tolerated. There were no observed safety signals or meaningful changes in blood chemistry values.

●     Targeted Complement Activating Therapy (“T-CAT”) platform

 o       Our T-CAT platform is a new class of recombinant antibodies designed to target and directly kill pathogens, including bacteria, fungi, viruses, and parasites. Our initial focus is on multidrug-resistant organisms (“MDROs”), one of the most critical unmet needs in medicine.

 o       Data from our T-CAT platform were recently featured in a podium presentation at the annual congress of the European Society of Clinical Microbiology and Infectious Diseases.

 o       The seminal manuscript describing our T-CAT technology was accepted for publication in Science Translational Medicine.

Financial Results

Commercial distribution and sales of YARTEMLEA commenced in January 2026. Gross product sales for the three months ended March 31, 2026 were $11.1 million, with net sales of $9.9 million. Revenue for the period reflects sales of YARTEMLEA to U.S. wholesalers.

Net income for the first quarter of 2026 was $56.1 million, or $0.78 per share, compared to a net loss of $33.5 million, or $0.58 per share for the first quarter of 2025.

The change in fair value of financial instruments as shown in our statement of operations and comprehensive income (loss) reflects marking to market the embedded derivative on our 2029 Notes under GAAP. Excluding the net gain on the change in the fair value of our financial instruments, which is non-cash, our non-GAAP adjusted net loss for the three months ended March 31, 2026 was $17.1 million, or $0.24 per share.

At March 31, 2026, we had $135.3 million of cash and short-term investments. Upon their maturity in February 2026, we repaid the remaining $17.1 million outstanding principal balance of our 2026 Notes and currently have only $70.8 million aggregate principal amount outstanding of our 2029 Notes, which mature in June 2029.

Total operating expenses for the three months ended March 31, 2026 were $27.3 million compared to $35.0 million for the three months ended March 31, 2025. The $7.7 million decrease was primarily due to reduced OMS906-related research and development work as a result of the zaltenibart asset sale and licensing agreement with Novo Nordisk in November 2025.

Interest expense increased $2.2 million for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. The increase primarily relates to interest incurred on the 2029 Notes and, to a lesser extent, a non-cash remeasurement charge taken on our OMIDRIA royalty obligation in the prior year, offset by decreased interest incurred on our 2026 Notes, which were repaid in February 2026.

Interest and other income was $1.5 million for the three months ended March 31, 2026 compared to $1.1 million for the three months ended March 31, 2025 due to holding higher cash and investment balances in the current period.

Net income from discontinued operations, net of tax, was $4.8 million, or $0.07 per share, for the three months ended March 31, 2026 compared to $4.1 million, or $0.07 per share, in the prior year period.

During the three months ended March 31, 2026, we repurchased and retired approximately 0.4 million shares of common stock pursuant to our share repurchase program, at an average cost of $11.70 per share, for an aggregate purchase price of $4.2 million.

Conference Call Details

Omeros’ management will host a conference call and webcast to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time.

For online access to the live webcast of the conference call, please register at the following URL https://events.q4inc.com/attendee/275761840 or go to Omeros’ website at https://investor.omeros.com/upcoming-events.

A replay of the call will be made accessible online for 90 days at https://investor.omeros.com/archived-events.

About Omeros Corporation

Omeros is an innovative biotechnology company that discovers and develops first-in-class protein and small-molecule therapeutics for both large-market and orphan indications, with a focus on complement-mediated diseases, cancers, and addictive or compulsive disorders. Omeros’ lead complement inhibitor YARTEMLEA® (narsoplimab-wuug), which targets the lectin pathway’s effector enzyme MASP-2, is FDA-approved and commercially available in the U.S. for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA) in adult and pediatric patients aged two years and older. A marketing authorization application seeking approval of YARTEMLEA for TA-TMA is currently under review at the European Medicines Agency. OMS1029, Omeros’ long-acting MASP-2 inhibitor, has successfully completed Phase 1 clinical trials.

Under a recently announced asset purchase and licensing agreement, Novo Nordisk acquired global rights to zaltenibart (formerly OMS906), an inhibitor of MASP-3, the alternative pathway’s key activator, which is in clinical development for PNH and other alternative pathway indications, along with associated intellectual property and related assets. Omeros’ pipeline also includes OMS527, a phosphodiesterase 7 inhibitor in clinical development for cocaine use disorder, which is fully funded by the National Institute on Drug Abuse, and a growing portfolio of novel recombinant antibodies targeting multidrug-resistant organisms and novel molecular and cellular therapeutic programs for oncology. For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would,” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated therapeutic benefits of drug candidates within our development pipeline, expectations regarding our marketing authorization application for YARTEMLEA® in Europe, plans and expectations regarding the commercial launch of YARTEMLEA in the U.S., and in the EU following any EMA approval, our expectations regarding the effectiveness of the J-code and its utility, our ability to consummate licensing, partnering or other transactions and the benefits, if any, we would receive from any such transactions, expectations regarding the sufficiency and availability of our capital resources to fund current and planned operations, including the commercialization of YARTEMLEA are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unfavorable or unexpected regulatory conclusions or interpretations related to the clinical data, external registry data, statistical analyses or other information and data included in our marketing authorization application or inability to respond satisfactorily to information requests during regulatory review of the thereof, unanticipated or unexpected outcomes or requirements of regulatory processes in relevant jurisdictions, our financial condition and results of operations, including our ability to raise additional capital for our operations or complete other transactions on favorable terms or at all, regulatory processes and oversight, challenges associated with manufacture or supply of our products to support clinical trials, regulatory inspections and/or commercial sale following any marketing approval, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties, and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2026. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial position, results of operations or cash flows but excludes or includes amounts that would not be included in most GAAP measures. We define and use the non-GAAP financial measure of Adjusted Net Loss which represents net loss adjusted to remove the non-cash remeasurement on the fair value of financial instruments.  We believe Adjusted Net Loss and Adjusted Net Loss from Continuing Operations to be a more accurate measure in gauging the Company’s performance because it excludes the fluctuation in the fair value of Omeros’ embedded derivatives. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Omeros’ financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Product sales, net	$9,893	$—

Costs and expenses:
Cost of product sales	587	—
Research and development	13,358	23,846
Selling, general and administrative	13,369	11,123
Total costs and expenses	27,314	34,969
Loss from operations	(17,421)	(34,969)
Interest and other income	1,475	1,123
Interest expense, net of remeasurement adjustments and other	(5,894)	(3,654)
Gain (loss) on change in fair value of financial instruments, net	73,146	(65)
Income (loss) from continuing operations before income tax expense	51,306	(37,565)
Income tax expense	(57)	—
Net income (loss) from continuing operations	51,249	(37,565)
Net income from discontinued operations, net of tax	4,811	4,105
Net income (loss)	$56,060	$(33,460)

Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.71	$(0.65)
Net income from discontinued operations	0.07	0.07
Net income (loss)	$0.78	$(0.58)

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.57	$(0.65)
Net income from discontinued operations	0.06	0.07
Net income (loss)	$0.62	$(0.58)

Weighted-average shares used in per share computation:
Basic	71,917,180	58,056,357
Diluted	90,116,352	58,056,357

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,906	$9,660
Short-term investments	133,410	162,144
OMIDRIA contract royalty asset, short-term	25,477	25,351
Receivables	12,032	10,917
Inventory	183	—
Prepaid expense and other assets	7,347	7,595
Total current assets	180,355	215,667
OMIDRIA contract royalty asset	93,717	96,435
Right of use assets	9,518	10,708
Property and equipment, net	1,529	1,768
Restricted investments	1,054	1,054
Total assets	$286,173	$325,632

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$5,367	$4,764
Accrued expenses	27,806	29,388
OMIDRIA royalty obligation	19,856	20,547
2026 Notes, net	—	17,063
Lease liabilities	6,414	6,300
Total current liabilities	59,443	78,062
OMIDRIA royalty obligation, non-current	141,930	147,319
2029 Notes, non-current, net	52,810	51,364
2029 Notes embedded derivative, non-current	84,025	157,171
Lease liabilities, non-current	5,597	7,245
Other accrued liabilities, non-current	5,702	5,702
Shareholders’ equity/(deficit):
Common stock and additional paid-in capital	794,301	792,464
Accumulated deficit	(857,635)	(913,695)
Total shareholders’ deficit	(63,334)	(121,231)
Total liabilities and shareholders’ deficit	$286,173	$325,632

OMEROS CORPORATION

UNAUDITED SCHEDULE OF INTEREST EXPENSE, NET OF REMEASUREMENT ADJUSTMENTS AND OTHER

(In thousands)

	Three Months Ended
	March 31,
	2026	2025
	(In thousands)
OMIDRIA royalty obligation
Pass through interest remitted to administrative agent	$4,014	$5,217
Non-cash remeasurement adjustment	(1,410)	(3,372)
Interest expense, net of remeasurement on OMIDRIA royalty obligation	2,604	1,845

2029 Notes
Contractual interest expense	1,681	—
Amortization of debt discount and issuance costs	1,445	—
Interest expense on 2029 Notes	3,126	—

2026 Notes
Contractual interest expense	112	1,284
Amortization of debt discount and issuance costs	14	148
Interest expense on 2026 Notes	126	1,432

Term Loan
Contractual interest expense	—	2,233
Amortization of debt premium and issuance costs	—	(1,908)
Interest expense on Term Loan	—	325

Finance leases and other	38	52

Total interest expense, net of remeasurement adjustments and other	$5,894	$3,654

OMEROS CORPORATION

UNAUDITED GAAP TO NONGAAP RECONCILIATION

(In thousands)

	Three Months Ended
	March 31,
	2026	2025
Reconciliation of GAAP net income (loss) to Non-GAAP adjusted net loss

Numerator (in thousands)
Net income (loss)	$56,060	$(33,460)
Less: remeasurement of fair value of financial instruments	(73,146)	65

Non-GAAP adjusted net loss	$(17,086)	$(33,395)

Denominator (in shares)
Basic weighted average shares	71,917,180	58,056,357

Net income (loss) per share basic	$0.78	$(0.58)

Non-GAAP adjusted net loss per share basic	$(0.24)	$(0.58)